Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into this 31st day of March 2010 by and among NEW NYCON, INC., a Delaware corporation, a wholly owned subsidiary of Pure Earth, Inc. (“Seller”) and PURE EARTH, INC., a Delaware corporation (“Shareholder”),  NYCON CORPORATION, a Pennsylvania corporation (hereinafter "Buyer") and PAUL BRACEGIRDLE, the owner of  certain patents and technology relating to the use of recycled fibers in congealable materials such as concrete, asphalt, soil and plastic (hereinafter “Licensor’).

WHEREAS, Seller operates a business primarily engaged in the sales, marketing, packaging and distribution of reinforcing fibers used in concrete materials (the “Business”), and

WHEREAS, Seller owns equipment, inventory, contract rights, trademarks, product names, assigned patents, customer lists and miscellaneous assets used in connection with the operations of the Business; and

WHEREAS, Buyer desires to acquire substantially all of the assets used or useful, or intended to be used in the operation of Seller’s Business and Seller desires to sell such assets to Buyer;

WHEREAS, the Shareholders are the sole Shareholders of Seller, and

WHEREAS, Licensor is willing to enter a new exclusive license with Buyer to permit Buyer to make, market, package, distribute and sell Licensor’s fiber products to be sold by Buyer.

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1.     ASSETS PURCHASED; LIABILITIES ASSUMED

1.1
ASSETS PURCHASED.  Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, the following assets as set forth in Sections 1.1.1, 1.1.2 and 1.1.3 ("Assets"):

1.1.1
All equipment, rolling stock, tools, assigned patents, trademarks, customer lists, employment, sales representative and non-compete agreements, trade and product names and miscellaneous inventory listed on Exhibit A, together with any replacements or additions to the same made prior to the Closing Date.

1.1.2
All inventories and supplies owned by Seller listed on Exhibit A together with any replacements or additions to the inventories made prior to the Closing Date, but excluding inventory disposed of in the ordinary course of Seller's business prior to the Closing Date.

1.1.3	Seller's goodwill and Customer List; such customers are identified on Exhibit H.

1.2
ASSUMPTION OF LIABILITIES.  Buyer shall assume certain of Seller’s liabilities as listed in Exhibit Band Seller shall retain all of its other liabilities, including Seller’s retained liabilities as listed in Exhibit C.

SECTION 2.     EXCLUDED ASSETS

Excluded from this sale and purchase are Seller's real estate and cash and any and all excluded assets listed in Exhibit D.

SECTION 3.     PURCHASE PRICE FOR ASSETS/ LICENSE

3.1
Subject to adjustment as provided below, the Total Purchase Price for the Assets plus Premium shall equal the sum of the Net Purchase Price of Two Hundred Seventeen Thousand Two Hundred Eighty Two and 11/100 Dollars ($217,282.11)  plus a Premium of up to Fifty Thousand and 00/100 Dollars ($50,000.00), with both values in accordance with the Settlement Worksheet attached hereto.  The Premium amount of up to Fifty Thousand and 00/100 Dollars ($50,000.00) shall be subject to a post closing reduction.  The amount of the reduction shall be the amount of accounts receivable that Buyer purchased from Seller (“Accounts Receivable”) that were not collected by Buyer within (90) days after the Closing Date.   For purposes of clarity, if the amount of uncollected Accounts Receivable equals $5,000 then Buyer shall pay to Seller the reduced Premium amount of $45,000.00. The uncollected Accounts Receivable shall be reassigned to Seller by Buyer which shall then have the right to retain and collect on the uncollected accounts receivable.  The Net Purchase Price shall be payable based on the following arrangement: (i) $217,282.11 shall be paid by wire transfer from the Buyer to the Seller on the Closing Date and (ii) the Premium shall be paid by check on ninety (90) days from the Closing Date, subject to adjustments provided for herein.

3.2
In accordance with the Letter of Intent (“LOI”) dated November 30, 2009, and no later than fourteen (14) calendar days after the Closing Date, the Buyer and Licensor shall agree to a New Exclusive License Agreement as well as related Agreements concerning the ownership and governance of the Buyer, which Agreements shall be acceptable to both Buyer and Licensor, not only for Licensor’s rights in Buyer and also to fiber and other novel fiber products to be sold in Buyer’s business relating to the sales, marketing, packaging and distribution of reinforcing and fibers in congealable materials.

3.3
Buyer and Seller shall each be responsible for one-half of all sales and transfer taxes associated with the contemplated asset purchase transaction; provided, however, each party agrees to execute or provide whatever documents are necessary for such transfer.

3.4
Personal property taxes, if any, imposed upon Assets being transferred shall be pro rated based on the taxation period and the ownership of the Assets during the taxation period allocated with Seller paying for the period prior to Closing and Buyer paying for the period after Closing.

SECTION 4.     OTHER AGREEMENTS AND INFORMATION

On the Closing Date, the parties shall execute the following additional agreements:

4.1	Non-competition Agreements between Buyer & Seller and Buyer & Selling Shareholders in the form of Exhibit E.

4.2	Commercial Lease and Operating Agreement between Buyer and Seller in the form of Exhibit F.

4.3	Seller and Shareholder Assignment Agreements, a License Termination and Extinguishing Agreement, and a Bill of Sale in the forms of Exhibit G.

SECTION 5     SELLER'S AND SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES

Seller and Shareholders each represent and warrant to Buyer as follows:

5.1
CORPORATE EXISTENCE.  Seller is now, and on the Closing Date will be, a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate of power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on its business as now being conducted.

5.2
AUTHORIZATION.  The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and Shareholders of Seller, and will not violate the terms of any other agreement of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

5.3
TITLE TO ASSETS AND CONDITION.  Except as described in this Agreement, Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances, except for liens that will be terminated on the Closing Date.  Seller warrants that all the Accounts Receivable are bona fide accounts receivable generated in the ordinary course of the Business .  Buyer is purchasing the Assets "as is" and "where is", Seller is making no representation or warranty concerning the condition of the Assets, including, without limitation warranties of merchantability or fitness for a particular purpose.

5.4
BROKERS AND FINDERS.  Neither Seller nor Shareholders have employed any broker or finder in connection with the transaction contemplated by this Agreement or taken action that would give rise to valid claims against any party for a brokerage commission, finder's fee or other like payment.

5.5
TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD PARTY APPROVAL.  The execution and delivery of this Agreement by Seller and Shareholders, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

5.6
LABOR AGREEMENTS AND DISPUTES.  Seller is neither a party to, nor otherwise subject to, any collective bargaining or other agreement governing the wages, hours or terms of employment of Seller's employees.  Neither Seller nor Shareholders is aware of any labor dispute or labor trouble involving employees of Seller.

5.7
NONCANCELLABLE CONTRACTS.  On the Closing Date, there will be no material leases, employment contracts, contracts for services, or maintenance, or other similar contacts, existing or related to or connected with the operation of Seller's business that are not cancelable within thirty (30) days except for the month-to-month Lease for the Vineland location of Seller referenced in Article 4.2.

5.8
LITIGATION.  Seller and Shareholders have no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the assets being conveyed under this Agreement.

5.9
ACCURACY OF REPRESENTATIONS AND WARRANTIES.  None of the financial information provided by Seller to Buyer, or representations or warranties of Seller or Selling Shareholder to Buyer contains or will contain any untrue statements of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading.   Seller and Shareholders represent that information such as the Seller P&L, Income Statement and Balance Sheet attached hereto as Exhibit I is true and correct in accordance with generally accepted accounting practices.

SECTION 6.     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows:

6.1
CORPORATE EXISTENCE.  Buyer is an S corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.  Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2
AUTHORIZATION.  The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and shareholders of Buyer, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

6.3
BROKERS AND FINDERS.  Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee or other like payment.

6.4
ACCURACY OF REPRESENTATIONS AND WARRANTIES.  None of the representations or warranties of Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

SECTION 7.     COVENANTS OF SELLER AND SELLING SHAREHOLDER/DUE DILIGENCE

7.1	SELLER'S OPERATION OF BUSINESS PRIOR TO THE CLOSING DATE. Seller and Shareholders agree that between the date of this Agreement and the Closing Date, Seller will:

7.1.1
Use its normal commercial efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller.

7.1.2	Not assign, sell, lease or otherwise transfer or dispose of any of the Assets, except to Buyer.

7.1.3	Maintain all of its Assets other than inventories in their present conditions, reasonable wear and tear and ordinary usage accepted and maintain the inventories at levels normally maintained.

7.2
ACCESS TO PREMISES AND INFORMATION.  At reasonable times after the execution date of this Agreement and prior to the closing on March 31, 2010, Seller will provide Buyer and its representatives with reasonable access during business hours to Seller’s business premises to inspect the assets to be purchased under this Agreement, including any titles, contracts and records of Seller and Seller shall furnish such additional information concerning Seller's businesses as Buyer may from time to time reasonably request.  From the date of execution by the parties of this Agreement through March 31, 2010,  (a) Seller will give Buyer and Buyer’s management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of Seller as they relate to Seller’s business and all of Seller’s assets and liabilities (actual or contingent), including, without limitation, inspecting Seller’s property and conducting additional environmental inspections of Seller’s property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of Seller’s business; and (b) Buyer will provide Seller and the Shareholders with such financial information relating to Buyer to allow them to assess the ability of Buyer to consummate the transactions contemplated by this Agreement and to operate the business (all activities described in this Section 7.2 to be performed by Buyer shall constitute “Due Diligence”). After the Closing Date, Buyer shall have access to such financial information as necessary and in accordance with provisions of Article 14.1.

7.3	EMPLOYEE MATTERS.

7.3.1
Prior to the Closing Date, Seller will deliver to Buyer lists of the names of all persons on the payroll of Seller, together with a statement of amounts paid to each during Seller's most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the Closing Date.  Seller will also provide Buyer with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect.

7.3.2
Prior to the Closing Date, Seller will not, without Buyer's prior written consent, enter into any material agreements with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee or effect any change in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

7.3.3
As of or prior to the Closing Date, Seller will terminate all of its employees and will pay each employee all wages, commissions, and accrued vacation pay earned up to the time of termination, including overtime pay, required by applicable law.

7.4
CONDITIONS AND BEST EFFORTS.  Seller and Shareholders will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller and Shareholders under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

SECTION 8.     COVENANTS OF BUYER

8.1
CONDITIONS AND BEST EFFORTS.  Buyer will use its best efforts to effectuate the transaction contemplated by this Agreement and to fulfill all the conditions of Buyer's obligations under this Agreement, and shall do all acts and things as may be required to carry out Buyer's obligations and to consummate this Agreement.

8.2
CONFIDENTIAL INFORMATION.  If for any reason the sale of Assets is not closed pursuant to this Agreement, the Parties will not use or disclose to third parties any confidential information received from the other in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement and in accordance with the Confidentiality Agreement already executed by the Licensor and Buyer and the Letter of Intent already executed by the Parties.

SECTION 9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligation of Buyer to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Buyer:

9.1	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND SHAREHOLDERS.

All representations and warranties made in this Agreement by Seller and Shareholders shall be true as of the Closing Date as fully as if those such representations and warranties had been made on or as of the date of execution of this Agreement, and, as of the Closing Date, neither Seller nor Shareholders shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

9.2	LICENSES AND PERMITS. Buyer shall have obtained all licenses and permits from public authorities necessary to authorize the ownership and operation of the business of Seller.

9.3	CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner in of operation of Seller's business prior to the Closing Date.

9.4
Buyer shall have satisfactorily completed its Due Diligence and acquisition audit showing that the assets of Seller and any actual or contingent liabilities against those assets, and the prospective business operations by Buyer of Seller’s business are substantially the same as currently understood by Buyer as of the date of execution of this Agreement (determined without regard to any documents which Seller or any party may have previously delivered to Buyer).

9.5
NO SUITS OR ACTIONS.  At the Closing Date, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the contemplated transactions. Should any such proceeding occur, the Seller shall indemnify and hold harmless the Buyer.

9.6	OTHER DELIVERIES. Customary evidence as to good standing, authorization and authority must be delivered, the content of which shall be mutually agreed upon.

9.7.	SUCCESSFUL FINANCING. Buyer must secure the approval for any debt or equity financing necessary to acquire the Assets of Seller.

9.8.
ENVIRONMENTAL.  An environmental inspection by a licensed environmental inspection firm contracted and paid for by Buyer must show the Assets of Seller to be free from significant environmental liabilities.  Buyer shall be given access to the property of Seller and documents as necessary for Buyer and its agents to conduct the inspection and prepare the reports at the Buyer’s cost.  At Seller’s request, it will be supplied with a copy of such report.  Selling Shareholder and Seller shall represent and warrant as a condition of closing that to the best of their knowledge there are no material adverse environmental liabilities associated with Seller, with Seller’s products, assets or the property it owns.

SECTION 10.     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SHAREHOLDERS

The obligations of Seller and Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing Date, of the following condition, which may be waived in writing by Seller:

10.1
All representations and warranties made in this Agreement by Buyer shall be true as of the execution date of this Agreement as fully as though such representations and warranties have been made on and as of the Closing Date, and Buyer shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

10.2	Customary evidence as to good standing, authorization and authority must be delivered.

10.3	The execution by Seller and Seller Shareholder of the Seller and Shareholder License Termination and Extinguishing Agreement attached hereto as Exhibit G.

SECTION 11.     BUYER'S ACCEPTANCE

Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion as to the value of the Seller’s business. Buyer further acknowledges that Seller and Shareholders has made no agreement or promise to repair or improve any equipment, rolling stock or other personal property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement without express or implied warranties.

SECTION 12.     INDEMNIFICATION AND SURVIVAL

12.1
SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty which such party had knowledge of prior to the Closing Date.  Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give notice thereof to all other parties to this Agreement.  The representations and warranties in this Agreement shall terminate eighteen months (18) from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

12.2	SELLER’S AND SHAREHOLDERS INDEMNIFICATION.

12.2.1	Seller and Shareholder’s each hereby agree to indemnify and hold Buyer, its successors and assigns harmless from and against:

(1)
Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business (including Seller’s agreement to pay liabilities of Seller retained by Seller when due in the ordinary course), prior to the close of business on the day before the Closing Date, except for claims, liabilities and obligations of Seller expressly assumed by Buyer under this Agreement.

(2)
Any and all damages, deficiencies, or fees, including reasonable attorneys’ fees, resulting from any material misrepresentation or breach of warranty or covenant, or non-fulfillment of any agreement on the part of Seller or the Shareholders under this Agreement.

12.2.2	Seller’s and Shareholder’s indemnity obligations under 12.2.1 shall be subject to the following:

(1)
If any claim is asserted against Buyer that would give rise to a claim by Buyer against Seller and Shareholders for indemnification under the provisions of this paragraph, the Buyer shall promptly give written notice to Seller and Shareholder concerning such claim so Seller and Shareholder shall, at no expense to Buyer, defend such claim.

(2)
The maximum aggregate liability of Seller and Shareholders under this Agreement shall not exceed, and Seller and Shareholders shall not be required to indemnify Buyer for an amount that exceeds the total of Three Hundred Thousand and 00/100 Dollars ($300,000) (“Liability Cap”).  No direct claim shall be made by Buyer against Seller or the Shareholders unless and until the aggregate of all such claims against them aggregates in excess of Ten Thousand and 00/100 Dollars ($10,000.00).  The parties acknowledged that Seller has a General Liability, Professional Liability and Environmental Liability Policy Number 000126500 from Ironshore Specialty Insurance Company (“Insurance Policy”).  Notwithstanding the first sentence of this Section 12.2.2, the parties agree that if an indemnity claim by Buyer is covered by and coverage is accepted under the Insurance Policy, Buyer may seek indemnity in excess of the Liability Cap, to the extent and only to the extent of the accepted coverage paid under the Insurance Policy, with their being no recovery by Buyer for any deductable.

12.3	BUYER’S INDEMNIFICATION. Buyer agrees to defend, indemnify and hold harmless Seller and Shareholders from and against:

12.3.1
Any and all claims, liabilities and obligations of every kind and description arising out of or related to the operation of the business following the Closing Date or arising out of Buyer’s agreement to pay liabilities of Seller assumed by Buyer under Section 1.2 when due in the ordinary course pursuant to this Agreement.

12.3.2
Any and all damages, deficiencies, or fees, including reasonable attorneys’ fees, resulting from any material misrepresentation or breach of warranty or covenant, or non-fulfillment of any agreement on the part of Buyer under this Agreement.

SECTION 13.     CLOSING DATE

13.1
TIME AND PLACE.  The closing for the purchase of the Assets shall be at the offices of Seller on the 31st day of March, 2010 or such other date, time and place as the parties may agree in writing (the “Closing Date”).  If the Closing Date has not been extended by the parties or occurred on or before March 31, 2010, then either party may elect to terminate this Agreement.  If, however, the Closing Date has not occurred because of a breach of contract by one or more of the parties, the breaching party or parties shall remain liable for breach of contract.

13.2	OBLIGATIONS OF SELLERS AND SHAREHOLDERS AT CLOSING DATE. On the Closing Date, Seller and Shareholders shall deliver to Buyer the following:

13.2.1
Bills of Sale, Assignments, properly endorsed Certificate of Titles, and other instruments of transfer, in form and substance reasonably satisfactory to counsel for Buyer, necessary to transfer and convey all of the Assets to Buyer.

13.2.2	The Agreements referenced in Section 4.

13.2.3	Such other certificates and documents as may be called for by the provisions of this Agreement.

13.2.4	Any payments required under Section 13.4.

13.3	OBLIGATIONS OF BUYER AT CLOSING. At the closing Buyer shall deliver to Seller the following:

13.3.1	An Assumption of Assets and Liability and such other certificates and documents as may be called for by the provisions of this Agreement.

13.2.2	Any payments required under Section 3 of this Agreement.

SECTION 14.     RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING DATE

14.1
BOOKS AND RECORDS.  This sale does not include the books of account and records of Seller's business.  However, possession and custody of such books and records, including Seller's general ledger and systems, shall be retained by Buyer for a period of up to twelve (12) months.  During this period, Buyer and Seller or its agents shall have access to such books and records during normal business hours upon advance notice and may make copies thereof.   Buyer will exercise reasonable care in the safekeeping of such records.  Seller shall retain its general ledger but shall make it available for inspection by Buyer from time to time upon reasonable request.

14.2
SELLER'S RIGHT TO PAY.  In the event Buyer fails to make any payment of taxes, assessments, insurance premiums, or other charges that Buyer is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same.  Buyer will reimburse Seller for any such payment immediately upon Seller's demand, together with interest at the annual rate of 8% from the date of Seller's payment until Buyer reimburses Seller.  Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Buyer's default for failure to make the payments.

14.3
LICENSE. No later than fourteen (14) calendar days after the Closing Date, the Buyer and Licensor shall agree to a New Exclusive License Agreement and related Agreements concerning the ownership and governance of the Buyer, which Agreements shall be acceptable to both Buyer and Licensor, for Licensor’s rights in Buyer and also to fiber and other novel fiber products to be sold in Buyer’s business relating to the sales, marketing, packaging and distribution of reinforcing and fibers in congealable materials.

14.4
RELEASE AND CERTAIN REPRESENTATIONS AND WARRANTIES. Licensor is one of two directors of the Seller.  Licensor has at the request of Seller been involved with some of the operational details of the Seller.  Seller and Shareholder, their respective affiliates, officers, directors, employees and agents hereby release Licensor from any and all claims or liabilities, causes of action and damages, whether known or unknown, contingent or accrued, including all legal fees, witness fees and costs of suit, arising from or relating to the Business and operation of the Seller, including, but not limited to any claims presented by Buyer under Section 12.2 of the Asset Purchase Agreement, as well as any and all third party claims arising thereunder from the beginning of time through the date of this Agreement (“Release”).  In consideration of the foregoing Release and as an exclusion from the Release, Licensor hereby covenants, represents and warrants to Seller and Shareholder the following (“Exclusions”): (i) Licensor took no actions or omissions to intentionally harm the Business and/or operation of Seller; (ii) Licensor has not suppressed any orders or accounts for the Business and to Licensor’s knowledge there are no pending orders or accounts with respect to the Business other than orders of the Buyer; and (iii) to Licensor’s knowledge the representations and warranties in Section 5.8 and 5.9 of this Agreement are true and correct as of the Closing Date.  The parties agree that the Release and Exclusions survive the Closing Date.  The Release does not bar or prevent any action by Seller or Shareholder for damages against the Licensor based on the Exclusions being false or not true.

SECTION 15.     BULK SALES LAW.  Buyer waives compliance by Seller with the Bulk    Transfer Act.  In the event any creditor of Seller, other than the creditors whose liabilities Buyer is assuming under Section 1.2 and Exhibit B of this Agreement ("Assumed Liabilities"), claims the benefit of the Bulk Transfer Law as against Buyer or any of the Assets being conveyed to Buyer under this Agreement, Seller and Selling Shareholder shall immediately pay or otherwise satisfy such claim or undertake its defense.  It is understand that the foregoing does not obligate Seller to pay the Assumed Liabilities which are to be paid by Buyer.  Seller and Selling Shareholder shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfer law, except for the payment of the Assumed Liabilities.  If Seller fails to comply with the provision of this Section 15 and Buyer is required to pay any creditor of Seller, other than creditors of the Assumed Liabilities,  in order to protect the property purchased under this agreement from claims or liens of Seller's creditors, including any legal fees, the Buyer may offset the amount it pays against the balance due Seller by furnishing to the Seller proof of such payment in the form of a receipt from the creditor involved and a cancelled check evidencing payment.

SECTION 16.     TERMINATION OF AGREEMENT

16.1	This Agreement may be terminated by mutual written consent of Buyer and Seller.

16.2	BREACH OF REPRESENTATIONS AND WARRANTIES; FAILURE OF CONDITIONS. Buyer may elect by notice to Seller, and Seller may elect by notice to Buyer, to terminate this Agreement if;

16.2.1	The terminating party shall have discovered a material error, misstatement, or omission in the representations and warranties made in this Agreement by the other party.

16.2.2
All of the conditions precedent of the terminating party's obligations under this Agreement as set forth in either Section 9 or 10, as the case may be, have not occurred and have not been waived by the terminating party on or prior to the Closing Date.

16.3
CLOSING NOTWITHSTANDING THE RIGHT TO TERMINATE.  The party with a right to terminate this Agreement pursuant to Section 16.2.1 or 16.2.2 shall not be bound to exercise such right, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

SECTION 17.     CONFIDENTIALITY

By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed acquisition of the Assets, except to the extent Buyer must disclose information to lenders and equity partners to obtain necessary debt and equity financing.  If this Agreement is terminated as provided in Section 16, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other party.  Buyer agrees to keep all material and information obtained by it or provided to it by Seller as confidential, and not to use same except to evaluate the transaction contemplated by this Agreement, and to promptly return the same to Seller upon termination of this Agreement.  The provisions of this paragraph shall survive termination of this Agreement and the agreements set forth in Section 4.

SECTION 18.     PUBLIC DISCLOSURE

No party will make any public disclosure or issue any press releases pertaining to this acquisition and sale between the parties without having first obtained the consent of the other parties, and such consent shall not be unreasonably withheld, and except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices).  Notwithstanding the foregoing, the Buyer, Seller or Shareholder  is allowed to make, all such press releases and 8-K filings that are required for it to comply with the Security Exchange Act of 1934, as amended and the l rules and regulations promulgated thereunder.

SECTION 19.     MISCELLANEOUS

19.1
The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.  Any dispute arising out of or relating to this Agreement shall be submitted by either party for arbitration to the American Arbitration Association in Bucks County Pennsylvania and decided in accordance with its rules and procedures.  The decision of the Arbitration Panel or Arbitrator shall be final and binding on the parties.

19.2
Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

SELLER:
New Nycon, Inc. and Pure Earth, Inc.
Attn: Mark Alsentzer and Brent Kopenhaver
One Neshaminy Interplex – Suite 201
Trevose, PA 19053

And

Pure Earth, Inc.
3209 N. Mill Road
Vineland, NJ 08360
Pure Earth, Inc.

BUYER:
Nycon Corporation
Attn: Barry Fleck
300 Ben Fairless Drive
Fairless Hills, PA 19030

And

Rosenn, Jenkins & Greenwald, LLP
15 South Franklin Street
Wilkes-Barre, Pennsylvania 18711
Phone: xxx-xxx-xxxx
Telecopier No.: xxx-xxx-xxxx
Email: xxxxxxxx
Attn:  Steven P. Roth, Esquire

LICENSOR:
Paul Bracegirdle
9 Crimson Leaf Drive
Newtown, PA 18940

And

Wilks, Lukoff & Bracegirdle, LLC
1300 North Grant Avenue, Suite 100
Wilmington, DE 19806
Phone: xxx-xxx-xxxx
Fax: xxx-xxx-xxxx
Email: xxxxxxxx
Attn: Thad J. Bracegirdle, Esquire

All notices and other communications shall be deemed to be given at the expiration of seven (7) days after the date of mailing.  The addresses to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties as provided above.

19.3
No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

19.4	This Agreement shall be governed by and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

19.5
This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. Witness the signatures of the parties this the 31st day of March, 2010.

SELLER:
NEW NYCON, INC.

BY:	/s/ Brent Kopenhaver, Treasurer

PURE EARTH, INC.
SHAREHOLDER:

/s/ Mark Alsentzer, President
By:	Mark Alsentzer

BUYER:
NYCON CORPORATION, INC.

/s/ Barry Fleck
BARRY FLECK

LICENSOR:

/s/ Paul Bracegirdle
PAUL BRACEGIRDLE

Asset Sale of New Nycon, Inc. to Nycon Corporation
Settlement Worksheet
March 31, 2010

Assets
AR (not including amounts over 90 days)	$103,449.03
Inventory (as adjusted by the parties)	$238,377.00
Fixed Assets (all RI & NJ office and plant equipment)	$12,372.00
TOTAL ASSETS	$363,198.03

Liabilities
Net AP (excluding amounts to be retained by Seller)	$132,915.92
Accrued expenses (sales commissions)	$13,000.00
TOTAL LIABILITIES	$145,915.92

Net Purchase Price (ASSETS – LIABILITIES)	$217,282.11

Premium (minus post closing adjustments @ 90 days)	$ <50,000

Post closing adjustment will be for uncollected AR.

Post closing assistance includes:
The Buyer shall have full access to FACTS including one remote terminal for a fee of $600/month and until Buyer has completed the transition. Ford Ali shall be available to Buyer at $500 per day for 1 or 2 days per week. The Buyer and Seller agree to conduct a once-per-week accounting reconciliation meeting.

AP Retained by Seller:
Global Directions	$19,473
Pitney Bowes	$300/mo lease

EXHIBIT A

ASSETS TO BE ACQUIRED

ACCOUNTS RECEIVABLE

ALL EQUIPMENT USED IN THE OPERATION OF THE BUSINESS SUCH AS STRETCH WRAPPER, GREEN ROOMS, FORKLIFTS, PALLET JACKS, COMPRESSORS, TUBE FILLERS, PALLETS, COMPUTERS, BOXES, BAGS, SCALES AND HEAT SEALERS

INVENTORY INCLUDING ALL RAW MATERIAL AND FINISHED GOODS

ASSIGNED OR OWNED PATENTS, COPYRIGHTS, TRADEMARKS, PRODUCT NAMES

GOLDMINE SERVER AND DATABASE

COPY OF FACTS DATABASE

EXHIBIT B

SELLER’S LIABILITIES TO BE
ASSUMED BY BUYER

ACCOUNTS PAYABLE AND ACCRUED EXPENSES (SALES COMMISSIONS)

RHODE ISLAND OFFICE LEASE

EXHIBIT C

SELLER’S LIABILITIES TO BE
RETAINED BY SELLER

LOANS PAYABLE INCLUDING DUE TO/FROM PURE EARTH, INC. AND SUBSIDIARIES

PITNEY BOWES LEASE

INFOR MAINTENANCE AGREEMENT

EXHIBIT D

ASSETS EXCLUDED FROM SALE AND PURCHASE

CASH AND CASH EQUIVALENTS

REAL ESTATE, IMPROVEMENTS AND FIXTURES AND LEASHOLD IMPROVEMENTS THERETO

LIFE INSURANCE POLICIES

FORD PICK UP TRUCK

FACTS SERVER AND FACTS SOFTWARE

EXHIBIT E

SELLER AND SHAREHOLDER
NON-COMPETITION AGREEMENTS

Omitted

EXHIBIT F

COMMERCIAL LEASE AND OPERATING AGREEMENT

Omitted.

EXHIBIT G

SELLER AND SHAREHOLDER ASSIGNMENT AGREEMENTS

AND

SELLER AND SHAREHOLDER LICENSE TERMINATION
AND EXTINGUISHING AGREEMENT

Omitted

EXHIBIT H

SELLER CUSTOMER LIST

Omitted

EXHIBIT I

SELLER P & L,
INCOME STATEMENT AND BALANCE SHEET

Omitted

Table of Omitted Schedules

Schedule or Exhibit	Description

Exhibit E	Shareholder and Seller Noncompetition Agreements

Exhibit F	Commercial Lease and Operating Agreement

Exhibit G	Seller and Shareholder Assignment Agreements and Seller and Shareholder License Termination and Extinguishment Agreement

Exhibit H	Seller Customer List

Exhibit I	Seller PL, Income Statement and Balance Sheet